EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION

FOR IMMEDIATE RELEASE	CONTACT:
Anthony Angelini,
President and CEO

Rob Rueckl,
Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

MINNEAPOLIS, MN…August 2, 2004…Zomax Incorporated (Nasdaq: ZOMX) today reported financial results for its second quarter ended June 25, 2004.  Revenues in the second quarter were $45.1 million, an increase of 2.5% compared to $44.0 million in the second quarter of 2003.  Net earnings for the quarter were $1.3 million, or $0.04 per share, and include a gain on the sale of a portion of the Company’s investment in Intraware.  Excluding this gain, the Company’s net loss for the quarter was ($0.4) million, or ($0.01) per share, compared to a net loss on an as reported basis of ($1.5) million, or ($0.05) per share, in the second quarter of 2003.  On an as adjusted basis, reflecting 2003 royalty agreement revisions as previously disclosed and illustrated in Table A, the second quarter 2003 net loss was ($1.0M), or ($0.03) per share.

On a year-to-date basis, 2004 revenues were $95.1 million, an increase of 4.3% over the comparable period in 2003.  Year-to-date net earnings were $0.3 million, or $0.01 per share, compared to a reported net loss of ($3.2) million, or ($0.10) per share in the comparable period in 2003.  Excluding the Intraware gain from 2004 results, and adjusting 2003 results for the effect of the royalty agreement revisions, the Company’s year-to-date net loss was ($1.4) million, or ($0.04) per share, in 2004, compared to ($2.3) million, or ($0.07) per share, in 2003.

The Company’s balance sheet continued to gain strength from the first quarter of 2004, with improvements in both cash and net working capital. The Company’s cash position improved to $69.9 million from $59.4, and net working capital improved to $94.5 million from $89.4. The Company has no debt.

Commenting on the quarter, Anthony Angelini, President and CEO, stated, “We are pleased to be able to report continued growth in revenue and earnings over our 2003 results.  We are particularly encouraged by improvements we have made in our gross profit margins in the second quarter. We believe that cost optimization initiatives we put in place earlier in the year have started to yield positive results.”

Angelini continued, “In addition to making improvements in our operating results, we continue to carefully look for opportunities to leverage our balance sheet.  Our strong balance sheet and cash position continue to be a one of our greatest assets, both in terms of our ability to attract and retain key customers as well as providing us the flexibility to aggressively invest in growing our business. We are actively working on opportunities to put that cash to work more productively to produce greater long term returns for our shareholders.”

Moving forward, there are several influences in the marketplace that could impact the Company’s results for the balance of the year. The areas that could positively or negatively impact its results include a greater opportunity to increase growth in the industry through organic and external expansion opportunities, an increase in polycarbonate prices (a petroleum based commodity) used in the manufacture of CD and DVDs, and a push by personal computer manufacturers to reduce back-up media included with sales of new personal computers.

The Company continues to be cautious in the short run as it works to better understand the effects of changes in the personal computer industry, realization of its sales pipeline, continued opportunity to impact margin improvements through cost optimization initiatives and the effect petroleum price increases on the cost and pricing of CD and DVDs. Therefore, the best guidance the Company can provide for the third quarter is that operating results are expected to be similar to the second quarter of this year.

Howard Liszt, Chairman of the Board of Directors, stated, “I am pleased with the opportunity to serve as Chairman of the Board and lead the Board going forward. We are excited about the future of Zomax and the new management team. We are especially encouraged by the steps they are taking toward restoring growth and profitability in the business. The Board looks forward to providing management and the shareholders with the leadership, experience and independence to assist in accelerating Zomax’ long term growth.”

The Company will host a conference call at 4:30 p.m. (CDT) on Monday, August 2, 2004, to comment further on the financial results for the second quarter 2004 and forward guidance.  To participate in this conference call, please call (719) 457-2693. The conference call will also be available by Webcast. Participants may log on to the Webcast conference call by visiting the Company’s website at www.zomax.com.

Use of Non-GAAP Financial Measure

In addition to presenting in this press release our 2003 earnings information in conformity with Generally Accepted Accounting Principles (GAAP), we have provided non-GAAP 2003 earnings data that reflects an adjustment to present the retroactive effect of the revised royalty agreement, signed in the fourth quarter of 2003, the details of which were previously disclosed in our 2003 Form 10-K. We believe that this non-GAAP financial measure is useful to investors because the inclusion of this adjustment in our 2003 earnings results provides a more relevant and reliable comparison to our 2004 operating results which reflect the reduced royalty rates contained in the revised agreement.  The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release related to our expectations that cost optimization initiatives initiated earlier this year will continue to provide opportunities for improved margins, the impact of polycarbonate price increases on our profitability, the opportunity to increase our growth through organic and external expansion opportunities, the push by personal computer manufacturers to reduce back-up media included with sales of new personal computers, the results of the steps that management is taking to restore growth and profitability and our expectation that third quarter 2004 results will be similar to the second quarter 2004 are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; effects of pending litigation; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1 of our 2003 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market  worldwide. Zomax’ solutions enhance the process of sourcing, production, and  fulfillment through a modular suite of supply chain services. These services include  “front-end” customer contact and e-commerce services, material management, CD/DVD  production, assembly and kitting services, JIT physical and electronic fulfillment and  returns management. Founded in 1993, Zomax operates 12 facilities across the United  States, Canada, Mexico, and Ireland. The Company’s Common Stock is traded on the  NASDAQ Stock Market under the symbol “ZOMX”.

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ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June		Six Months Ended June
	2004	2003	2004	2003
Revenue	$45,082	$43,997	$95,117	$91,225
Cost of revenue	36,289	37,666	78,985	78,196
Gross profit	8,793	6,331	16,132	13,029
Selling, general and administrative expenses	9,597	8,880	18,763	18,213
Operating loss	(804)	(2,549)	(2,631)	(5,184)
Gain on sale of available-for-sale securities	2,770	—	2,770	—
Other income (expense), net	161	(173)	320	(234)
Income (loss) before income taxes	2,127	(2,722)	459	(5,418)
Income tax expense (benefit)	875	(1,212)	188	(2,183)
Net earnings (loss)	$1,252	$(1,510)	$271	$(3,235)

Earnings (loss) per share:
Basic	$0.04	$(0.05)	$0.01	$(0.10)
Diluted	$0.04	$(0.05)	$0.01	$(0.10)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,790	32,459	32,753	32,674
Dilutive effect of stock options	283	—	362	—
Weighted average common and diluted shares outstanding	33,073	32,459	33,115	32,674

ZOMAX INCORPORATED

Table A - Comparative Adjustments to 2003 Results

(Amounts in thousands, except per share data)

	Second Quarter 2003		Six months ended June 2003
	Net Loss	Loss per Share	Net Loss	Loss per Share
As reported	$(1,510)	$(0.05)	$(3,235)	$(0.10)
Amount of fourth quarter 2003 royalty benefit adjustment relating to the second quarter and the six months ended June 2003	476	0.02	930	0.03
As adjusted	$(1,034)	$(0.03)	$(2,305)	$(0.07)

ZOMAX INCORPORATED

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	June 2004	December 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$69,854	$68,899
Accounts receivable, net	27,765	39,403
Inventories, net	11,238	12,757
Other current assets	10,552	10,069
Total current assets	119,409	131,128
Property and equipment, net	35,016	38,859
Available-for-sale securities	5,390	11,646
Deferred income taxes	33	—
	$159,848	$181,633
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	12,514	20,524
Accrued expenses	12,408	22,028
Total current liabilities	24,922	42,552
Deferred income taxes	—	1,315
Total liabilities	24,922	43,867
Shareholders’ equity:
Common stock	62,960	62,469
Retained earnings	66,163	65,892
Accumulated other comprehensive income	5,803	9,405
Total shareholders’ equity	134,926	137,766
	$159,848	$181,633